28 February 2007

Company Announcements Office
Australian Stock Exchange
Exchange Plaza
2 The Esplanade
Perth
Western Australia 6000

Appendix 4E – Preliminary Final Report
Information required under Listing Rule 4.3A

Attached is the 2006 Preliminary Final Report of MedAire, Inc. (ASX:MDE). This Preliminary Final Report is in draft form awaiting the completion of the audit by our outside accounting firm. The Final Report will be filed on or before 30 March 2007.

Yours sincerely,

James Allen Williams
Chief Executive Officer
and Executive Director

COMMENTARY ON RESULTS AND COMPLIANCE STATEMENT

This 2006 preliminary final report represents the preliminary and unaudited report of MedAire, Inc., a U.S. company incorporated in the state of Nevada (“the Company”) and the consolidated financial report of the consolidated entity, being the Company and its controlled entities, for the year ended 31 December, 2006.

This preliminary financial report is based on accounts which are subject to, and in the process of audit. We do not expect dispute or qualification of the accounts. However, there is the potential for other financial statement changes due to the audit which is still in process.

We caution you not to rely on these unaudited financial statements regarding any investment decisions, until such time that the final audited financial statements are filed on or before 30 March 2007.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

There are statements in this Preliminary Final Report that are not historical facts. We make these forward-looking statements in an effort to keep stockholders and the public informed about our business and have based them on our current expectations about future events. These forward-looking statements can be identified by the use of terminology such as: “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy”, and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. These risks and uncertainties include unanticipated trends in the various markets we serve, changes in health care, telemedicine or insurance regulations, international and domestic economic, competitive and security conditions, governmental regulation and associated legal costs and our ability to stay abreast of increasing technology demands. The forward looking statements included in this Preliminary Final Report do not guarantee our future performance, and actual results could differ from those contemplated by these forward looking statements. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward looking statements contained in this Preliminary Final Report will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

Company Mission, Strategy and Overall Performance for 2006

MedAire’s overall mission is to protect people as they work, travel and live beyond the reach of customary medical care. This mission is achieved by preparing potential care givers with the right combination of education, equipment and expertise to save lives and care for the ill.

As a result of refocusing on this overall mission and the Company’s core strengths coupled with the strategies noted below, the Company returned to profitability in the latter half of 2006. The Company produced net income of $129,000 in the third quarter and $799,000 in the fourth quarter of 2006.

During the Annual General Meeting in Melbourne on May 26, 2006, Company management outlined strategies to return the company to profitability.

These strategies included -

•	Focus on core strengths

•	Grow in core markets

•	Sell core products/services

•	Review profitability of all contracts, products and markets

Some of the key accomplishments contributing toward these strategies included the sale of our medical clinics in Asia, de-emphasis of the business traveler market, and implementation of action plans for underperforming contracts.

The Company also outlined strategies to maintain or reduce the overall cost structure and create a culture of efficiency and frugality.
Each Company department implemented plans to achieve this objective.

Overall, MedAire had a net loss of $1,600,000 during 2006 compared to a net loss of $395,000 in 2005. The explanation of these results is well documented in this report.

RESULTS OF OPERATIONS

The following table sets forth the historical revenue mix of the Company expressed as a percentage of total revenues as well as the costs of revenues expressed as a percentage of their respective revenue types for each period. The period-to-period comparisons of our operating results may not be indicative of results for any future period.

	Dec 31, 2006	Dec 31, 2005	Dec 31, 2004
Revenues, net
Service	66.1%	67.1%	63.1%
Equipment	23.0%	20.9%	25.4%
Education	10.9%	12.0%	11.5%

Total revenues, net	100.0%	100.0%	100.0%
Costs of revenues
Service	61.6%	64.9%	67.7%
Equipment	60.3%	71.2%	69.2%
Education	55.7%	53.2%	57.7%
Total costs of revenues	60.7%	64.8%	66.9%

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

Revenues

Revenues in the year ended December 31, 2006 were $30.1 million compared to $28.4 million in the year ended December 31, 2005, an increase of $1.7 million or 6%. No one customer accounted for more than 10% of our revenues in the years ended December 31, 2006 or 2005. The increase in revenue was primarily driven by a combination of price increases and volume, offset by a decrease in Global Doctor segment revenue due to the sale of Global Doctor operations midway through 2006.

Service Revenues. Our service revenues increased to $19.9 million in the year ended December 31, 2006 from $19.0 million in the year ended December 31, 2005, an increase of 5%. The increase in service revenues was related to an increase of $1.7 million in case fees and evacuation revenues and $1.0 million in MedLink services, offset by a $1.8 million decrease in Global Doctor segment revenue due to the sale of Global Doctor operations. The increase in case fees and evacuation revenue was primarily driven by raising non-client case fees and an increased demand for medical evacuations and consultations. The increase in MedLink services was primarily driven by an increase in the number of business aviation customers as well as increased billings to our existing commercial aviation customers in the U.S. and Europe and to a lesser extent, an increase in maritime customers. Service revenues represented 66% and 67% of our total revenues for the years ended December 31, 2006 and 2005, respectively.

Equipment Revenues. Our equipment revenues increased to $6.9 million in the year ended December 31, 2006 from $5.9 million in the year ended December 31, 2005, an increase of 17%. The increase in equipment revenues was due to an increase of $0.4 million in defibrillator sales driven by clients upgrading their old units to meet new guidelines issued by the American Heart Association. The remainder of the increase in equipment revenue was associated with the increased demand in other new kits and kit repairs in all markets the Company serves. Equipment revenues represented 23% and 21% of total revenues for the years ended December 31, 2006 and 2005, respectively.

Education Revenues. Our education revenues decreased to $3.3 million in the year ended December 31, 2006 from $3.4 million in the year ended December 31, 2005, a decrease of 4%. The decrease in education revenues primarily relates to federal training in December 2005 that was not repeated in 2006. Education revenues represented 11% and 12% of total revenues for the years ended December 31, 2006 and 2005, respectively.

Cost of Revenues

Cost of Service Revenues. Cost of service revenues consists primarily of the cost of providing 24/7/365 access and medical services to customers, including clinic operations and the operation of our GRC. Our cost of service revenues was $12.3 million for both the years ended December 31, 2006 and December 31, 2005, representing 62% and 65%, respectively, of service revenues in the respective periods. An increase in evacuation costs which was associated with the related increase in case fee and evacuation revenue was offset by a decrease in clinic operations cost due to the sale of Global Doctor operations. An increase in GRC operation cost was offset by the decrease in security operation cost and federal program cost. The increase in margin was due to our ability to achieve economies of scale as our business grows. We expect service costs as a percentage of service revenue to vary from period to period depending upon product mix and the fluctuation in demand for medical evacuation and consultation services. We anticipate continuing to achieve economies of scale as our revenues grow and we continue to make operational efficiency improvements in service delivery.

Cost of Equipment Revenues. Cost of equipment revenues consists primarily of medical kit supplies, as well as personnel costs to assemble the kits. Cost of equipment revenues remained consistent at $4.2 million for the years ended December 31, 2006 and 2005, representing 60% and 71% as a percentage of equipment revenues in the respective periods. The increase in margin primarily represented economies of scale in our material cost as well as improved productivity resulting from the restructuring of our assemble process. We do not expect to continue seeing large improvements in the margins associated with equipment revenue as we believe we have achieved maximum economies of scale.

Cost of Education Revenues. Cost of education revenues consists primarily of personnel related costs to produce and deliver training courses to our clients. Cost of education revenues remained consistent at $1.8 million for the years ended December 31, 2006 and December 31, 2005, respectively, representing 56% and 53% as a percentage of education revenues in the respective periods. The decrease in margin primarily represented a small loss of economies of scale due to the 4% decrease in revenue. We anticipate as we grow education revenues that we will regain the economies of scale resulting in an improved margin.

Operating Expenses

Sales and Marketing Expenses. Sales and marketing expenses consist primarily of compensation for the sales force and marketing and promotional costs to increase brand awareness in the marketplace and to generate sales leads. Sales and marketing expenses increased to $5.2 million in the year ended December 31, 2006 from $4.5 million in the year ended December 31, 2005, an increase of 15%. The increase of 15% primarily reflects garden leave accruals for two executive employees in accordance with their agreements and higher sales commissions due to increased sales. We anticipate sales and marketing expense as a percentage of revenues to decrease in future periods as the company makes investments in market research and business development within our core markets that we expect to drive future revenue growth.

General and Administrative Expenses. General and administrative expenses consist primarily of salaries and related expenses for executive, finance and administrative personnel, as well as outside professional fees. General and administrative expenses increased to $6.7 million in the year ended December 31, 2006 from $5.2 million in the year ended December 31, 2005, an increase of 29%. The increase is related to several different factors: increased legal fees of approximately $0.2 million for shareholder actions, $0.2 million related to adoption of the fair value recognition provisions of FASB Statement No. 123®, “Share-Based Payment” (“SFAS 123®”), and $0.4 million of expense for garden leave obligations for executive employees in accordance with their employment agreements. Additionally, due to the change in control regarding the Company’s board of directors that took place in January 2006, all options outstanding vested, and the Company recognized $0.3 million of expense in 2006. The remainder of the increase is related to the increased staffing costs necessary to manage and support the expansion of our operations, particularly as they relate to information technology (IT). General and administrative expenses represented 22% and 18% of our total revenues for the years ended December 31, 2006 and 2005, respectively. We anticipate general and administrative expenses as a percentage of total revenues will decrease in future periods, although there will be additional expenses as we move to become compliant with the Commission’s rules and regulations, including those imposed by the Sarbanes-Oxley Act of 2002.

Depreciation and Amortization Expenses. Depreciation and amortization expenses consist primarily of depreciation related to computer equipment, software and furniture and fixtures as well as amortization of specifically identified intangible assets. Depreciation and amortization decreased to $0.7 million for the year ended December 31, 2006 compared to $1.0 million for the year ended December 31, 2005. The decrease is due to the assets of Global Doctor being classified as held for sale as of December 31, 2005, and therefore not being further depreciated or amortized during 2006.

Other Income and Expenses

Loss on Sale of Subsidiary and Write-off of Long-term Asset. The loss on sale of subsidiary and write-off of long-term asset during the year ended December 31, 2006, primarily represents the loss of $0.8 million on the sale of the eight Global Doctor medical clinics and a $0.1 million write-off of an investment made in a Chinese hospital construction project during 2004. See additional discussion of the loss on sale of subsidiary in the footnotes to the consolidated financial statements included herein.

Interest Income. Interest income increased to $68,000 in the year ended December 31, 2006, from $43,000 in the year ended December 31, 2005, primarily due to a higher average cash balance during the year ended December 31, 2006.

Interest Expense. Interest expense increased to $25,000 in the year ended December 31, 2006, from $21,000 in the year ended December 31, 2005, primarily due to new capital leases for the purchase of equipment which were executed in the third and fourth quarters of fiscal 2006.

Income Tax Expense. We continue to have a 100% valuation allowance against our net deferred tax assets as of December 31, 2006. As a result, we have no income tax benefit or expense in 2006.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2006, we had unrestricted cash and cash equivalents of $3.9 million, an increase of $2.4 million from December 31, 2005. Our working capital, excluding the current portion of deferred revenues at December 31, 2006 was $5.7 million, compared to $4.9 million at December 31, 2005.

For the Years Ended December 31, 2006, 2005 and 2004

Our operating activities resulted in net cash flows of $2.3 million and $1.2 million in 2006 and 2005, respectively, and net cash used of $0.6 million in 2004. For the year ended December 31, 2006, cash outflows from net losses were primarily offset by depreciation expense, loss on the disposal of Global Doctor, stock based employee compensation and decreases in unbilled revenue and accounts payable and accrued expenses, which were partially offset by an increase in accounts receivable. For the year ended December 31, 2005, cash outflows from net losses were decreased by depreciation expense, collections on accounts receivable, and decreases in unbilled revenue slightly offset by an increase in prepaid expenses and other current assets and a decrease in accounts payable and accrued expenses. The cash used by operations in the year ended December 31, 2004 was primarily related to the following issue: during the latter half of 2004, we experienced a temporary increase in accounts receivable due to our inability to invoice our customers. This was the direct result of the implementation of an integrated enterprise-wide computer system. We believe this had a negative impact to cash flow of approximately $1.0 million in 2004. Collection of these accounts receivable positively impacted the operating cash flows in the first quarter of 2005.

Cash provided by investing activities was $0.4 million in 2006, resulting from the release of restricted cash related to the cancellation of the line of credit requirements in 2006 and net cash received from the sale of the Global Doctor operations, offset by the purchase of capital equipment. Cash used in investing activities was $0.9 million in 2005, and $2.4 million in 2004, resulting primarily from the purchase of capital equipment in each of the two years, classification of restricted cash in 2005, the aggregate total cash consideration and related expense paid in connection with the MAS acquisition and the cash paid relative to the long term asset investment in 2004.

Cash used in financing activities totaled $0.5 million in 2006 and $5K in 2005, and cash provided by financing activities totaled $0.3 million in 2004, resulting primarily from the proceeds from the exercise of common stock options, offset by the repayment on the line of credit, and the repayment of a note payable in 2006, proceeds from the exercise of common stock options offset by net payments on a line of credit and a repayment of debt in 2005, and proceeds from the issuance of stock options in 2004 offset by net payments on a line of credit and repayments of debt and capital lease obligations.

Liquidity Summary

We believe that our existing cash and cash equivalents combined with our operating results will be sufficient to meet our anticipated cash needs for working capital and limited capital expenditures over the next year.

Our future capital requirements will depend on many factors, including the rate of revenue growth, the timing and extent of spending to support business development efforts and expansion of sales and marketing, the timing of introductions of new products and services and the exploration of new markets. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in dilution to our existing shareholders. If additional funds are raised through the issuance of debt securities, the debt would have rights, preferences and privileges senior to holders of common stock and the terms of the debt could impose restrictions on our operations. We cannot assure you that such additional capital, if required, will be available on acceptable terms, or at all. If we are unable to obtain the necessary additional capital, we may be required to reduce the scope of our planned business development and sales and marketing efforts, which could materially adversely affect our business, financial condition and operating results.

SIGNIFICANT EVENTS AFTER THE BALANCE SHEET DATE

There have been no significant events or developments since December 31, 2006 that require disclosure in the Company’s consolidated financial statements or footnotes.

COMPLIANCE STATEMENT

1.	The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles.

2.	The report gives a true and fair view of the matters disclosed.

3.	This report is based on accounts which are in the process of being audited.

4.	The audit is not expected to produce a qualification or dispute.

James Allen Williams
Chief Executive Officer and Executive Director
Tempe, Arizona, USA
28 February 2007

Appendix 4E
MedAire, Inc.
ARBN 130	340 227
Preliminary final report
Period ending 31 December 2006
Results for announcement to the market
Revenues from ordinary activities (Item 2.1)		Up 6% to $30,149
Loss for the period from ordinary activities after tax attributable
to members (Item 2.2)		Up 305% to $1,600
Net loss for the period attributable to members (Item 2.3)		Up 305% to $1,600
Dividends	Amount per security		Franked amount per security
Final dividend (Item 2.4)	None proposed		None proposed

Interim dividend (Item 2.4)	None proposed		None proposed

Record date for determining entitlements to the dividend (Item 2.5) NA

Brief explanation of any of the figures reported above (Item 2.6)

Amounts are reported in US$000’s

Refer to the Commentary on Results for commentary on the results for the year ended 31 December 2006.

Additional Appendix 4E disclosure requirements can be found in the notes to the preliminary final report.

MEDAIRE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
December 31, 2006 and 2005

	2006
	Unaudited	2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,860,110	$1,457,010
Restricted cash (Note 4)	—	500,000
Accounts receivable, net of allowance for doubtful accounts of $406,000 and $309,000 at December 31, 2006 and 2005, respectively	3,987,827	2,795,712
Unbilled revenue	614,958	777,017
Inventory	393,022	431,488
Notes receivable – short term (Note 14)	50,472	—
Held for sale – assets (Note 14)	—	1,265,752
Prepaids and other current assets	770,197	1,203,852

Total current assets	9,676,586	8,430,831
EQUIPMENT AND LEASEHOLD IMPROVEMENTS, net (Notes 2 and 14)	1,651,933	1,767,321
GOODWILL	795,466	795,466
IDENTIFIABLE INTANGIBLES, net (Note 3)	165,059	263,356
DEPOSITS	135,590	111,187
NOTES RECEIVABLE – LONG TERM (Note 14)	38,486	—
OTHER LONG TERM ASSETS	—	100,000

	$12,463,120	$11,468,161

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable (Note 10)	735,952	553,297
Current maturities of capital lease obligations (Note 7)	87,836	7,259
Held for sale – liabilities (Note 14)	—	537,432
Short term notes payable (Note 5)	353,219	445,285
Accrued expenses (Notes 10 and 15)	2,834,674	2,030,450

Current liabilities before deferred revenue	4,011,681	3,573,723
Current portion of deferred revenue	5,370,349	4,310,149

Total current liabilities	9,382,030	7,883,872

LONG TERM CAPITAL LEASE OBLIGATIONS, less current maturities (Note 7)	382,601	13,497

DEFERRED REVENUE, less current portion	828,164	861,562

COMMITMENTS AND CONTINGENCIES (Notes 7 and 13)
STOCKHOLDERS’ EQUITY (Notes 6 and 12)
Common stock; voting, $.001 par value; 100,000,000 shares authorized 57,527,960 and 57,453,583 shares, respectively, issued and outstanding at December 31, 2006 and 2005	57,528	57,454
Preferred stock; voting, $.001 per share; 10,000,000 shares authorized, none issued	—	—
Additional paid-in capital	6,678,897	6,142,442
Accumulated deficit	(4,878,610)	(3,278,267)
Accumulated other comprehensive income (loss)	12,510	(212,399)

Total stockholders’ equity	1,870,325	2,709,230

	$12,463,120	$11,468,161

See Notes to Consolidated Financial Statements.

MEDAIRE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2006, 2005 and 2004

	2006
	unaudited	2005	2004
Revenues, net
Services	$19,940,723	$19,022,266	$15,996,440
Equipment	6,943,442	5,931,951	6,431,748
Education	3,264,346	3,409,164	2,930,168

Total revenues, net	30,148,511	28,363,381	25,358,356

Costs of revenues
Services	12,290,439	12,344,089	10,835,757
Equipment (Note 10)	4,188,041	4,222,814	4,448,346
Education	1,818,458	1,814,396	1,690,619

Total costs of revenues	18,296,938	18,381,299	16,974,722

Gross profit	11,851,573	9,982,082	8,383,634

Operating expenses
Sales and marketing	5,208,633	4,523,853	4,157,571
General and administrative (Note 10)	6,693,405	5,195,090	3,341,371
Depreciation and amortization	704,905	953,604	995,501

Total operating expenses	12,606,943	10,672,547	8,494,443

Operating loss	(755,370)	(690,465)	(110,809)

Other income (expense)
Loss on sale of subsidiary (Note 14)	(787,816)	—	—
Write-off of long-term assets and other (Note 1)	(100,876)	—	—
Gain on sale of mining rights (Note 7)	—	273,465	66,900
Interest income	68,393	42,959	23,116
Interest expense	(24,674)	(20,857)	(43,069)

Total other income (expense)	(844,973)	295,567	46,947

Net loss before income taxes	(1,600,343)	(394,898)	(63,862)
Income tax expense (Note 8)	—	—	958,437

Net loss	$(1,600,343)	$(394,898)	$(1,022,299)

Net loss per common share, basic and diluted	$(0.03)	$(0.01)	$(0.02)

Weighted average number of shares used in computation:
Basic	57,500,968	56,705,004	54,135,355
Diluted	57,500,968	56,705,004	54,135,355

See Notes to Consolidated Financial Statements.

MEDAIRE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
For the Years Ended December 31, 2006, 2005 and 2004

	2006
Unaudited		2005	2004
Net loss ..................	$(1,600,343)	$(394,898)	$(1,022,299)
Other comprehensive income (loss)
Recognition of Global Doctor’s accumulated currency translation adjustment	217,328
Currency translation gain (loss) ..................	7,581	181	(75,860)

Comprehensive loss ..................	$(1,375,434)	$(394,717)	$(1,098,159)

See Notes to Consolidated Financial Statements.

MEDAIRE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2006, 2005 and 2004

	Number of
	Shares of		Additional		Accumulated
	Common	Common	Paid-in	Accumulated	Comprehensive
	Stock	Stock	Capital	Deficit	Other Loss	Total Equity
Balance at December 31, 2003 .........	53,419,281	53,420	5,087,647	(1,861,070)	(136,720)	3,143,277
Net loss for year ended December 31, 2004 ....................................	—	—	—	(1,022,299)	—	(1,022,299)
Exercise of stock options (Note 12)	1,588,445	1,588	413,159	—	—	414,747
Non-qualified stock option expense (Note 12)	—	—	417	—	—	417
Foreign currency translation adjustments	—	—	—	—	(75,860)	(75,860)

Balance at December 31, 2004..........	55,007,726	55,008	5,501,223	(2,883,369)	(212,580)	2,460,282
Net loss for year ended December 31, 2005	—	—	—	(394,898)	—	(394,898)
Exercise of stock options (Note 12)	2,445,857	2,446	641,219	—	—	643,665
Foreign currency translation adjustments	—	—	—	—	181	181

Balance at December 31, 2005 ..........	57,453,583	$57,454	$6,142,442	$(3,278,267)	$(212,399)	$2,709,230
Net loss for year ended December 31, 2006 unaudited	—	—	—	(1,600,343)	—	(1,600,343)
Exercise of stock options (Note 12)	74,377	74	18,520	—	—	18,594
Stock options issued (Note 12)	—	—	517,935	—	—	517,935
Write-off subsidiary foreign currency translation adjustments (Note 14)	—	—	—	—	217,328	217,328
Foreign currency translation adjustments	—	—	—	—	7,581	7,581

Balance at December 31, 2006 unaudited ..........	57,527,960	$57,528	$6,678,897	$(4,878,610)	$12,510	$1,870,325

See Notes to Consolidated Financial Statements.

MEDAIRE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
	unaudited
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,600,343)	$(394,898)	$(1,022,299)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	704,905	953,604	995,501
Deferred income taxes	—	—	1,114,300
Bad debt expense	114,982	99,832	68,218
Loss on sale of subsidiary	787,816	—	—
Accrued Compensation 2003; paid 2004 — MedSpace	—	—	(714,567)
Stock based employee compensation	517,935	—	417
Write-off of long-term asset and other	152,173	—	—
Write-off of fixed assets not yet placed in service	83,475	—	—
Loss on disposal of assets	—	2,597	680

Changes in working capital components:
Accounts receivable	(1,175,224)	800,699	(593,465)
Unbilled revenue	162,059	220,263	(872,147)
Inventory	27,303	23,572	(26,215)
Prepaids and other current assets	722,056	12,540	27,078
Deposits	(56,947)	(63,825)	(15,429)
Accounts payable and accrued expenses	751,783	(469,103)	369,224
Deferred revenue	1,083,528	8,584	87,029
Net cash provided by (used in) operating activities	$2,275,501	$1,193,865	$(581,675)
CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for the MedSpace acquisition	—	—	(387,474)
Purchase of equipment and leasehold improvements	(282,252)	(418,154)	(1,492,137)
Note receivable from sale of Global Doctor	(111,000)	—	—
Proceeds from repayment of note receivable	22,042	—	—
Proceeds from sale of Global Doctor investment, net of cash sold	312,716	—	—
Purchase of assets of Medical Advisory Services (MAS)	—	—	(386,005)
Proceeds from sale of fixed assets	—	2,247	—
Restricted cash	500,000	(500,000)	—
Purchase of long term assets	—	—	(100,000)
Net cash provided by (used in) investing activities	$441,506	$(915,907)	$(2,365,616)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options	18,594	643,665	414,747
Payments on notes payable	(445,285)	—	—
Proceeds from line of credit	—	—	650,000
Payments on line of credit	—	(200,000)	(450,000)
Repayment of debt	—	(377,000)	(246,227)
Repayment of capital lease obligation	(28,484)	(72,091)	(80,135)
Net cash (used in) provided by financing activities	$(455,175)	$(5,426)	$288,385
Effect of foreign currency exchange rate changes on cash and cash equivalents	7,340	(16,593)	41,382
Net increase (decrease) in cash and cash equivalents	2,269,172	255,939	(2,617,524)
Cash and cash equivalents at beginning of year	1,590,938	1,334,999	3,952,523
Cash and cash equivalents at end of year	3,860,110	1,590,938	1,334,999
Cash and cash equivalents at end of year associated with Global Doctor	—	(133,928)	(194,367)
	$3,860,110	$1,457,010	$1,140,632

See Notes to Consolidated Financial Statements.

MEDAIRE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
For the Years Ended December 31, 2006, 2005 and 2004

	2006
	unaudited	2005	2004
SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid during the year for interest	$24,674	$17,000	$30,309

Cash paid during the year for taxes	$—	$—	$2,000

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Assets acquired under capital lease obligation	$478,165	$—	$—

Insurance policies financed by a short-term note payable	$353,219	$445,285	$—

Purchase of assets of Medical Advisory Services (MAS):
Cash purchase price	$—	$—	$386,005

Working capital acquired	$—	$—	$(33,995)

Fair value of other assets acquired, principally intangible assets.........	$—	$—	$420,000

See Notes to Consolidated Financial Statements.

Note 1. Nature of Business and Significant Accounting Policies

Nature of business:

Established in 1985, MedAire, Inc. and Subsidiaries (the “Company”) provides fully integrated healthcare solutions to companies that are responsible for employees, customers and guests who are at risk as a result of living, working or traveling away from home. These solutions are comprised of three major components: 24/7/365 situation management, which includes services, such as real-time medical advice and assistance, training and education and medical resources such as medical kits. The Company is an Arizona-based corporation with both domestic and international operations and customers.

Principles of consolidation:

All accounts of the Company and its wholly owned subsidiaries are included in the consolidated financial statements for the appropriate periods. All significant inter-company transactions and accounts have been eliminated in consolidation.

Effective December 2005, Global Resources, Inc. was formed as a wholly owned subsidiary of MedAire, Inc., for purposes of holding the Company’s mining rights sale agreements for mining rights previously sold and is included in the consolidated financial statements. Currently, Global Resources does not hold any assets or liabilities, nor is it engaged in any activity.

In January 2003, a transaction was completed to merge with Global Doctor Limited (Global Doctor), located in Perth, Australia. Global Doctor primarily operates a network of international clinics in Asia. Beginning in late 2005, the Company began pursuing the sale of Global Doctor. In order to sell Global Doctor by region (China, Indonesia and Thailand), an internal corporate reorganization was implemented in 2006. The sale of the Global Doctor clinics was completed during the third quarter of 2006. The Company’s consolidated financial statements as of December 31, 2006, 2005 and 2004 include the wholly owned subsidiary Global Doctor Services Pty Ltd. See Note 14 for further details regarding the sale of Global Doctor.

On April 16, 2002, MedAire Limited, a wholly owned subsidiary, was formed to do business in the United Kingdom.

Use of estimates:

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates and assumptions made by management are used for, but not limited to, the allowance for doubtful accounts, deferred revenue, deferred income taxes, identifiable intangibles and goodwill.

Expression of currency:

All amounts are shown in US dollars, unless otherwise noted.

Revenue recognition:

The Company recognizes revenue upon shipment of its products or upon performance of its services. Shipping and handling charges to customers are included in revenue. Shipping and handling costs incurred by the Company are included in costs of revenues. The Company provides products and services to its customers on a contract basis, normally covering one to five-year periods. Revenue on products is recognized when the equipment is shipped, while billings on the service portion of the contract are recorded as deferred revenue and recognized on a straight-line basis over the life of the contract.

In conjunction with Emerging Issues Task Force (“EITF”) 00-21, “Revenue Arrangements with Multiple Deliverables”, revenue from multiple-deliverable arrangements are accounted for as separate units of accounting, as the delivered items have value on a stand alone basis, if there is objective and reliable evidence of the fair value, and delivery or performance of the undelivered item is probable and in the Company’s control.

Gain on the sale of the mining rights sales agreement is recorded when the cash is received. This income is not considered earned until received due to a cancellation clause in the sale agreement. The final cash payment of AUD $1,000,000 is not payable until and unless the buyer commences commercial mining operations.

Evacuation and Case Fee Revenue:

In accordance with Emerging Issues Task Force Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent”, the Company records evacuation and case fee revenues and the related cost of evacuation revenues gross as a principal.

Cash equivalents:

Cash equivalents include money market accounts and other short-term investments with an original maturity of three months or less.

Restricted Cash:

For the year ended December 31, 2005, the Company was required as a covenant on its line of credit, (see Note 4), to maintain a $500,000 compensating balance on deposit with the financial institution. The cash was released when the Company changed banks and it expired in May 2006.

Concentration of cash:

At certain times, the Company maintains amounts on deposit in financial institutions in excess of federal deposit insurance limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Accounts receivable:

Accounts receivable are carried at original invoice amount less an estimate for an allowance for sales returns and an allowance for doubtful accounts based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Accounts receivable are written off when deemed uncollectible. Based on the information available, the Company believes the allowance for doubtful accounts is adequate as of December 31, 2006 and 2005. Recoveries of accounts receivable previously written off are recorded when received.

Interest is not charged on accounts receivable.

Unbilled revenue represents revenue earned but not yet invoiced. The majority of the balance relates to commercial airline crew support and other health cases that are unbilled at the end of the reporting period. The remaining balance relates to training and other revenue earned in the period but not invoiced.

Invoicing Procedures:

In order to increase cash flow, the Company has historically followed a practice of invoicing customers one month in advance of the commencement of services. These invoices are recorded as accounts receivable and deferred revenues at the time the amount is invoiced to the customer, and revenue is recognized ratably over the service period once it commences. At December 31, 2006, the Company has reversed the accounts receivable and deferred revenues associated with these invoices as management believes that the asset and associated liability to provide service to the customer does not exist until the commencement of the service period. This adjustment results in a decrease in accounts receivable and deferred revenues at the balance sheet date and has no impact on the consolidated statements of operations. The Company also made this adjustment to 2005 and 2004 in order to present comparable balance sheet and cash flow data. The amount of the decrease in accounts receivable and deferred revenues recorded were $1,398,605, $1,164,966, and $1,108,990 as of December 31, 2006, 2005 and 2004, respectively.

Inventory:

Inventory, which consists primarily of medical kits and supplies, automatic external defibrillators and pharmaceuticals, is stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

Identifiable intangibles and goodwill:

Statement of financial accounting standards (SFAS) No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), prescribes a two-step process for impairment testing of goodwill on an annual basis or more often if a triggering event occurs and long-lived assets only when a triggering event occurs. The first step tests for impairment, while the second step, if necessary, measures the amount of impairment. Goodwill is not amortized. There were no indicators of impairment as of December 31, 2006. In connection with the sale of the Global Doctor clinics during fiscal 2006, the Company wrote off $132,000 of goodwill. See further discussion in Note 14 of the consolidated financial statements.

In assessing the recoverability of goodwill and intangible assets, the Company must make assumptions about the estimated future cash flows and other factors to determine the fair value of these assets. The annual testing date is December 31. Assumptions about future revenue and cash flows require significant judgment because of the current state of the economy, the fluctuation of actual revenue and the timing of expenses. The Company’s management develops future revenue estimates based on historical trends and market available. Estimates of future cash flows assume that expenses will grow at rates consistent with historical rates.

Goodwill represents the cost in excess of the fair value of net assets acquired in business combinations. Licenses and other intangibles which have definitive lives are amortized using the straight-line method over their contractual lives or their estimated useful life if shorter. Goodwill and intangibles with indefinite lives are subject to an impairment test, based on fair value, at least annually. We evaluate goodwill and other intangibles for impairment annually, and when impairment indicators arise, in accordance with SFAS 142. For goodwill, we first compare the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds the fair value of a reporting unit, additional tests would be used to measure the amount of impairment loss, if any. If the carrying amount of any other intangible asset exceeds its fair value, we would recognize an impairment loss for the difference between fair value and the carrying amount.

Identifiable intangibles have the following estimated useful lives:

Software.	1 to 3 years

Permits and agreements.	2 to 7 years

Customer list and contracts	5 years

Other.	1 to 5 years

Tradename and trademarks.	5 to 7 years

Intangible assets subject to amortization are amortized using the straight line method over their estimated useful lives (see Note 3).

Other long term assets:

Long-term assets represented a strategic investment in an untraded company. The $100,000 investment at December 31, 2005 was comprised of $6,000 in stock and a $94,000 note receivable. This investment was written off during the second quarter of 2006 because management determined that the investment was no longer viable and the note receivable balance was deemed uncollectible.

Fair value of financial instruments:

Cash and cash equivalents, accounts receivable, notes receivable, unbilled revenue, accounts payable, and debt, are carried at amounts that reasonably approximate their fair values at December 31, 2006 and 2005.

Equipment and leasehold improvements:

Equipment and leasehold improvements are recorded at cost and are primarily being depreciated over three to seven years using the straight-line method. Leasehold improvements are amortized over their estimated useful lives or the term of the lease, whichever is shorter.

Replacements and betterments are capitalized, while maintenance and repairs are expensed as incurred. It is the Company’s policy to include amortization expense on assets acquired under capital leases with depreciation expense on owned assets.

Fixed assets not yet placed in service represent additional enterprise-wide software system modules to be implemented and databases under development.

Deferred rent:

Certain operating leases require escalating rent payments over the lease term. The total rent payments are divided by the total number of months to compute an amount which is charged to expense on a straight-line basis over the lease term. The deferred rent liability included on the accompanying balance sheets occurs when the monthly straight-line expense is greater than the monthly rent paid.

Off-balance sheet financing and liabilities:

Other than lease commitments, legal contingencies incurred in the normal course of business and employment contracts for key employees, the Company does not have any off-balance sheet financing arrangements or liabilities. The Company does not have any majority owned subsidiaries or any interest in, or relationships with, any material variable interest entities.

Stock options:

The Company has a stock-based employee compensation plan. The Company generally grants stock options for a fixed number of shares to employees and directors with an exercise price equal to the fair market value of the shares at the date of grant. Prior to January 1, 2006, the Company accounted for that plan under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations, as allowed by SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). The Company had adopted the disclosure-only provisions of SFAS 123 as amended by SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure”. No stock-based employee compensation cost was recognized in the Statement of Operations for the year ended December 31, 2005, as all options granted under the plan had an exercise price equal to the fair value of the underlying common stock on the date of grant. Under the requirements of SFAS 123, non-employee stock-based transactions require compensation to be recorded based on the fair value of the securities issued or services rendered, whichever is more reliably measured.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123®, “Share-Based Payment” (“SFAS 123®”), using the modified-prospective-transition method. Under that transition method, compensation cost recognized in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123®. Results for prior periods have not been restated.

During the year ended December 31, 2006, the Company issued 130,000 options at an exercise price of $0.42 to members of its non-employee board of directors and recognized the related compensation expense of $32,959. Due to the change in control regarding the Company’s board of directors that took place in January 2006, all options outstanding vested immediately, and the Company recognized $252,280 of compensation expense in the first quarter of 2006. Additionally, due to the board resolution in January 2006 regarding options granted to James E. Lara, President and COO, the Company recorded compensation expense in the first quarter of 2006 totaling $232,696. See further discussion in Note 12.

As a result of adopting SFAS 123® on January 1, 2006, the Company’s net loss for the year ended December 31, 2006 is $517,935 higher than if it had continued to account for share-based compensation under APB 25. Basic and diluted net loss per common share for the year ended December 31, 2006 would have been $ (0.02) per share if the Company had not adopted SFAS 123®, compared to $ (0.03) which was reported for the period.

Prior to the adoption of SFAS 123®, the Company presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the Statement of Cash Flows. SFAS 123® requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. There were 74,377 options exercised during the year ended December 31, 2006, which resulted in $18,594 in cash proceeds, with no tax benefit received for tax deductions.

The following table illustrates the effect on net loss and net loss per common share if the Company had applied the fair value recognition provisions of SFAS 123 to options granted under the Company’s stock option plan in all periods presented. For purposes of this pro forma disclosure, the value of the options is estimated using the Black-Scholes option-pricing formula and amortized to expense over the option vesting-period.

	December 31,	December 31,
	2005	2004

Net loss:
As reported	$(394,898)	$(1,022,299)
Adjustment for stock based employee compensation expense determined under fair value based method, net of related tax effects	(86,043)	(128,878)

Proforma net loss	$(480,941)	$(1,151,177)

Loss per share basic and diluted:
As reported	$(0.01)	$(0.02)

Proforma	$(0.01)	$(0.02)

Income taxes:

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Federal and state regulation:

The Company is considered a re-packager and distributor of drugs because of the medical kits it assembles and sells. As a result, the Company is subject to regulation by and licensure with the United States Food and Drug Administration (the FDA), the United States Drug Enforcement Administration (the DEA) and various state agencies that regulate wholesalers or distributors. Both the FDA and the DEA have the right, at any time, to inspect the Company’s facilities and operations to determine if it is operating in compliance with the requirements for licensure and all applicable laws and regulations. In addition, the Company is audited annually by the DEA and the Arizona State Board of Pharmacy. Although management believes appropriate steps are taken to ensure compliance, the Company cannot be assured it will not face fines or penalties, or loss of license if its compliance efforts are determined to be inadequate.

Reclassifications:

Certain amounts in prior years have been reclassified to conform to the current year presentation.

Deferred revenue:

The Company provides products and services to its customers on a contract basis, normally covering one to five-year periods.

Revenue on products is recognized when the equipment is shipped, while revenue on the service portion of the contract is recorded as deferred revenue and recognized on a straight-line basis over the life of the contract.

Advertising costs:

Advertising and promotion costs, which totaled approximately $429,000, $536,000 and $320,000 for the years ended December 31, 2006, 2005 and 2004, respectively, are expensed as incurred.

Legal costs:

Amounts incurred for legal costs that pertain to loss contingencies are expensed as incurred.

Net loss per common share:

Net loss per common share has been computed on the basis of the weighted-average number of common shares outstanding during each period presented. At December 31, 2006, 2005, and 2004, common shares issuable upon exercise of the employee stock options (see Note 12), and at December 31, 2005 the effect of the convertible unsecured note payable (500,000 shares) (see Note 5) have not been included in the computation because their inclusion would have had an antidilutive effect as a result of the net loss.

Note 2. Equipment and Leasehold Improvements

Equipment and leasehold improvements consist of the following:

	December 31, 2006	December 31,
	unaudited	2005
Furniture and fixtures	$1,521,690	$1,229,166
Computer equipment and software	2,631,623	2,701,380
Leasehold improvements	192,055	192,055
Vehicles	18,771	18,771
Fixed assets not yet placed in service	322,316	550,724

	4,686,455	4,692,096
Less accumulated depreciation	3,034,522	2,924,775

	$1,651,933	$1,767,321

Note 3. Identifiable Intangibles

Identifiable intangibles and the associated accumulated amortization are as follows at December 31, 2006:

	Weighted-
	Average
	Remaining	Gross
	Life in	Carrying	Accumulated	Net Carrying
	Years	Amount	Amortization	Amount
Software	0.7 years	$15,000	$13,958	$1,042
Permits and agreements	2.5 years	150,000	80,625	69,375
Tradename and trademarks	2.0 years	67,091	65,240	1,851
Customer list and contracts	2.5 years	195,000	104,813	90,187
Other	0.8 years	50,000	47,396	2,604

		$477,091	$312,032	$165,059

Identifiable intangibles and the associated accumulated amortization are as follows at December 31, 2005:

	Weighted-
	Average
	Remaining	Gross
	Life in	Carrying	Accumulated	Net Carrying
	Years	Amount	Amortization	Amount
Software	1.7 years	$15,000	$10,625	$4,375
Permits and agreements	3.5 years	150,000	50,625	99,375
Tradename and trademarks	3.0 years	67,091	60,121	6,970
Customer list and contracts	3.5 years	195,000	65,812	129,188
Other	0.8 years	60,000	36,552	23,448

		$487,091	$223,735	$263,356

The aggregate amount of amortization expense for the years ended December 31, 2006, 2005 and 2004 was approximately $98,000, $225,000 and $168,000, respectively.

Estimated amortization expense is as follows for the twelve months ended December 31:

2007	$74,000
2008	69,000
2009	22,000
Thereafter	—
$165,000

Note 4. Line of Credit

The Company maintained a $1,000,000 line of credit with a bank until the line of credit expired and was not renewed in May 2006. Under the terms of the line of credit, the Company was required to maintain a compensating balance with the lender of no less than $500,000. This amount was released when the line of credit expired. The line bore interest at the bank’s prime rate (7.25% at December 31, 2005) plus 0.75%. There was no outstanding balance at December 31, 2005.

Note 5. Notes Payable

As of December 31, 2006, the Company has a short term note payable of $353,219 to finance the Company’s insurance policies. The note is payable in ten equal payments of $36,772 and bears interest at a fixed rate of 8.86%. The first payment is due January 1, 2007. The term of the underlying insurance policies is December 1, 2006 to November 30, 2007.

As of December 31, 2005, the Company had three short term notes payable totaling $445,285 to finance the Company’s insurance policies. Loan information is as follows as of December 31, 2005:

Remaining	Monthly		Interest
Payments	Payment	Balance	Rate
5	$8,377	$41,885	8.95%

2	20,220	40,440	4.74%

8	45,370	362,960	6.95%

	$73,967	$445,285

In previous years, the Company had a convertible, unsecured note payable which allowed the holder to convert the note in whole, but not in part, on the conversion date, into shares calculated by dividing the face value of the note by the conversion price of AUD $1.00, within five business days after delivery of the conversion notice to the Company. The note was not converted and the balance was paid in full during July 2005.

Note 6. Equity

The power to issue any shares of preferred stock of any class or series of any class designations, voting powers, preferences, and relative participation, optional or other rights, if any, or the qualifications, limitations or restrictions thereof shall be determined by the board of directors.

Note 7. Commitments and Contingencies

In July 2006, the Company entered into four separate five year lease agreements to lease a new telephone system and related equipment for the Company’s headquarters in Tempe, Arizona and the MedSpace operations. The system and equipment were installed and placed into service in October 2006. In accordance with Financial Accounting Standards Board SFAS 13 “Accounting for Leases” as amended, the leases were capitalized and the lease obligations were recognized on the Company’s balance sheet when each lease obligation became effective. The total net present value of the lease payments of $478,000, discounted at a 9.9% interest rate, was capitalized and the offsetting lease obligations were recorded during the fiscal year ended December 31, 2006. The combined monthly payments of approximately $10,000 are payable through late 2011. Assets capitalized under these capital leases, including costs capitalized for the maintenance agreement, totaled approximately $478,000 with accumulated depreciation of $14,800 as of December 31, 2006.

The Company has a capital lease for telephone equipment with monthly payments of approximately $700 through August 2008, including interest at a rate of 8.195%. The lease was collateralized by the equipment. Total assets under this capital lease were approximately $36,000 with accumulated amortization of $16,600 at December 31, 2005. The assets under this capital lease were disposed of as a result of the installation of the new telephone system in October 2006. A loss of $14,000 was recorded on the disposal. The Company continues to make lease payments under this agreement as the lease agreement is non-cancellable. The total remaining capital lease obligation was $13,400 as of December 31, 2006.

As of December 31, 2004, the Company had another capital lease obligation in the amount of $65,401 which was paid off in 2005.

The Company has various facility leases under varying operating lease agreements with various terms and conditions which expire at various dates through December 31, 2009. In addition, the Company has various other leases that expire at various dates through July 2009.

Future minimum lease obligations at December 31, 2006 are as follows:

Twelve Months Ending December 31:	Capital	Operating
2007	$130,324	$675,000
2008	127,427	665,000
2009	121,633	621,000
2010	121,633	25,000
2011	87,251	—

Total minimum lease payments	588,268	$1,986,000

Amount representing interest	(117,831)

Present value of minimum lease payments	470,437
Less current maturities of capital lease obligations	(87,836)

Long-term capital lease obligations	$382,601

Rent expense, including rent under month-to-month arrangements, for the years months ended December 31, 2006, 2005 and 2004 was approximately $704,000, $958,000 and $826,000, respectively.

The Company has nineteen employment agreements with all executives and key employees that provide post termination benefits and compensation. Eighteen of these contracts are year to year, and have one year automatic renewals clauses, and one contract has a five year term which expires in March 2011. Eight of these contracts are with each of the MedAire Limited employees, which is a normal business practice in the United Kingdom.

In November 2003, the Company sold the rights to a mining tenement acquired as part of the Global Doctor acquisition. All payments except the final payment have been received. The final payment of $1.0 million AUD is due upon commencement of the commercial mining operation. At any time the buyer may notify the Company that it does not wish to proceed with the transaction, in which event the mining rights would be reconveyed to the Company for no consideration, and the buyer would be under no further obligation to make further payments in respect to the purchase price other than those that have already been paid. Gain on sale of mining rights in the consolidated financial statements represents the payments received from the buyer. No receivable has been recorded for the remaining payment as of December 31, 2006 or 2005, since the future payment is contingent on commercial operation of the mine.

Note 8. Income Taxes

The components of net deferred tax assets are as follows:

	December 31,
	2006	December 31,
	unaudited	2005
Equipment and leasehold improvements	$(72,000)	$(155,000)
Operating loss and tax credit carryforwards	983,000	631,000
Allowance for doubtful accounts	163,000	124,000
Foreign currency translation	—	85,000
Deferred revenue	331,000	349,000
Other	211,000	83,800

Net deferred tax assets	$1,616,000	$1,117,800
Less: Net deferred tax valuation allowance	(1,616,000)	(1,117,800)

Net deferred tax assets	$—	$—

In accordance with SFAS No. 109 “Accounting for Income Taxes”, the Company established a valuation allowance against its net deferred tax assets as of December 31, 2004. This resulted in additional income tax expense of approximately $900,000 in the twelve months ended December 31, 2004. As defined by the standard, management believes it is more likely than not that its deferred tax assets may not be realized due to the history of losses the Company has sustained. Realization of a deferred tax asset is dependent on whether or not there will be sufficient taxable income in the future periods in which the net operating loss can be utilized as available under tax law. In future years as the Company has taxable income and the net operating loss carryforwards are utilized, the valuation allowance will be reduced and no income tax expense will be realized on the face of the income statement until such time that management believes the deferred tax assets are more likely than not to be realized. The Company had expectations of utilizing net operating losses in 2004 based on management projections. However, due to a change in product mix sold with increased evacuations that carry a lower margin and continuing losses from the Global Doctor operations, the Company did not meet projections as they have in prior periods. Therefore, it was determined a valuation allowance was required in 2004. Continued losses in 2005 and 2006 support leaving the valuation allowance in place at December 31, 2006.

Income tax expense consists of the following:

	December 31,
	2006	December 31,	December 31,
	unaudited	2005	2004
Current	$—	$—	$12,137
Deferred	—	—	946,300

Income tax expense	$—	$—	$958,437

Federal Net Operating Loss Carryforwards at December 31, 2006:

Expiring in 2022	$265,000

Expiring in 2023	1,426,000

Expiring in 2024	695,000

$2,386,000

Combined State Net Operating Loss Carryforwards at December 31, 2006:

Expiring in 2007	$401,000

Expiring in 2008	1,164,000

Expiring in 2010	34,000

Expiring in 2012	9,000

Expiring in 2013	28,000

Expiring in 2015	18,000

Expiring in 2017	10,000

Expiring in 2018	17,000

Expiring in 2022	68,000

Expiring in 2023	110,000

$1,859,000

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax loss from continuing operations due to the following:

	December 31,
	2006	December 31,	December 31,
	unaudited	2005	2004
Computed “expected” tax benefit	$(560,100)	$(142,900)	$(22,900)

Increase (decrease) in income taxes resulting from:
Increase in valuation allowance	498,200	86,500	847,300
Nondeductible expenses	22,400	172,400	36,000
State income taxes, net of federal tax benefit	(96,000)	(24,500)	(4,000)
Other	135,500	(91,500)	102,037

	$—	$—	$958,437

Note 9. Segment Reporting

The Company’s reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies.

There are four reportable segments: Service, Equipment, Education and Global Doctor. The Service, Equipment and Education segments provide medical advice, equipment and training to subscribers. Amounts for MedAire, Inc. and MedAire Ltd are included in these 3 segments. Global Doctor provided primary medical care in several Asian countries; see Note 14 regarding the sale of the Global Doctor clinics during fiscal 2006.

Management evaluates the performance of the Global Doctor segment based on profit or loss from operations before income taxes, exclusive of nonrecurring gains and losses and foreign exchange gains and losses. The Service, Equipment and Education segments are evaluated based on revenue and gross profit or loss performance, prior to any corporate allocation of sales, marketing or general and administrative expenses. The assets and operating expenses relative to these segments are included in the unallocated amounts as management does not review or allocate these amounts to the segment level.

Financial information with respect to the reportable segments is as follows:

December 31, 2006						Global	Eliminating
unaudited	Unallocated		Service	Equipment	Education	Doctor	Entries	Total
Revenue from external customers	$		$18,212,201	$6,943,443	$3,264,346	$1,728,521	$	$
		—					—		30,148,511
Intersegment revenue		—	—	—	—	112,979	(112,979)		—
Gross profit		-	7,873,609	2,758,076	1,445,888	(226,000)	—		11,851,573
Write-off intercompany loan		—	—	—	—	350,000	(350,000)		—
Interest income		68,222	—	—	—	171	—		68,393
Interest expense		(24,674)	—	—	—	—	—		(24,674)
Depreciation and amortization		(704,905)	—	—	—	—	—		(704,905)
Pre-tax segment income (losses)		(1,221,440)	—	—	—	(378,903)	—		(1,600,343)
Segment assets		13,828,554	—	—	—	7,849	(1,373,283)		12,463,120
Expenditures for equipment & LHI		(214,032)	—	—	—	(68,220)	—		(282,252)

						Global	Eliminating
December 31, 2005	Unallocated		Service	Equipment	Education	Doctor	Entries	Total
Revenue from external customers	$		$15,695,786	$5,931,951	$3,409,164	$3,326,480	$	$
		—					—		28,363,381
Intersegment revenue		—	—	—	—	267,829	(267,829)		—
Gross profit		-	6,996,127	1,709,137	1,594,768	(317,950)	—		9,982,082
Interest income		38,848	—	—	—	4,111	—		42,959
Interest expense		(20,857)	—	—	—	—	—		(20,857)
Depreciation and amortization		(735,167)	—	—	—	(218,437)	—		(953,604)
Pre-tax segment income (losses)		(136,257)	—	—	—	(258,641)	—		(394,898)
Segment assets		12,232,734	—	—	—	1,265,752	(2,030,325)		11,468,161
Expenditures for equipment & LHI		(389,196)	—	—	—	(28,958)	—		(418,154)

						Global	Eliminating
December 31, 2004	Unallocated		Service	Equipment	Education	Doctor	Entries	Total
Revenue from external customers	$		$13,211,759	$6,431,748	$2,930,168	$2,784,681	$	$
		—					—		25,358,356
Intersegment revenue		—	—	—	—	347,843	(347,843)		—
Gross profit		-	5,738,671	1,983,402	1,239,549	(577,988)	—		8,383,634
Interest income		21,967	—	—	—	1,149	—		23,116
Interest expense		(23,406)	—	—	—	(19,663)	—		(43,069)
Depreciation and amortization		(731,751)	—	—	—	(263,750)	—		(995,501)
Pre-tax segment income (losses)		534,126	—	—	—	(597,988)	—		(63,862)
Segment assets		12,049,382	—	—	—	1,376,731	(1,525,977)		11,900,136
Expenditures for equipment & LHI		(1,382,140)	—	—	—	(109,997)	—		(1,492,137)

The following table presents information about the Company’s revenue (attributed to countries based on the location of the customer) and long-lived assets by geographic area (all numbers are rounded):

	December 31, 2006
	Unaudited		December 31, 2005		December 31, 2004
		Long		Long		Long
		Lived		Lived		Lived
		Physical		Physical		Physical
	Revenues	Assets	Revenues	Assets (1)	Revenues	Assets
United States	$19,510	$1,625	$17,682	$1,745	$17,071	$1,987
United Kingdom	3,808	27	2,704	23	2,075	26
China	1,031	—	2,212	139	1,963	140
Other countries	1,004	—	959	—	693	—
Australia	804	—	944	—	449	14
Portugal	748	—	402	—	231	—
Canada	634	—	492	—	427	—
United Arab Emirates	431	—	525	—	181	—
Thailand	430	—	733	16	774	16
Indonesia	380	—	649	108	500	163
Mexico	246	—	238	—	218	—
Luxemborg	233	—	99	—	237	—
Hong Kong	187	—	55	—	55	—
Switzerland	170	—	200	—	102	—
The Netherlands	134	—	96	—	46	—
France	120	—	—	—	—	—
Saudi Arabia	114	—	137	—	105	—
Italy	83	—	78	—	33	—
Ireland	81	—	84	—	52	—
Brazil	—	—	74	—	146	—
Total	$30,148	$1,652	$28,363	$2,031	$25,358	$2,346
TOTAL US	$19,510	$1,625	$17,682	$1,745	$17,071	$1,987
TOTAL NON US	$10,638	$27	$10,681	$286	$8,287	$359

(1)	These amounts represent the geographic area of the long-lived assets, exclusive of the held for sale classification of these assets in the Consolidated Balance Sheets.

Note 10. Related Party Transactions

On July 1, 2006, the Company entered into a contract with International SOS Assistance, Inc. (“ISOS”) to provide online website access for international travel related information. This website will be used by employees of the Company’s customers who travel internationally. The employees will be able to view information by country including health risks, vaccinations, medical care, safety, security and travel information. The contract is effective July 1, 2006 through July 1, 2007, and automatically renews for one year periods; however, either party may terminate the contract with 30 days written notice. The initial set-up fee is $50,000 and the initial annual fee is $60,000. The second year annual fee is $95,000 with subsequent annual fees negotiable. The Company paid $50,000 towards the 2006 total contract amount in the fourth quarter of 2006. The remaining amount due for the first year contract of $60,000 will be paid during fiscal 2007.

ISOS is affiliated with three other entities, Best Dynamic Services Limited, Bell Potter Nominees, Ltd. and Excellus Investments Pte. Ltd. These three entities owned 5.5%, 21.0% and 10.4%, respectively, of the Company’s outstanding common stock as of December 31, 2006.

Laerdal Medical Corporation (“Laerdal”), a major vendor for medical equipment for the Company, previously owned the Company’s common stock. In June 2006, Laerdal sold the remaining shares it owned of the Company’s stock, at which time it ceased to be a related party. Laerdal owned 3.0% and 5.7%, respectively, of the Company’s outstanding common stock as of December 31,

2005 and 2004. The Company acquired equipment and supplies from Laerdal while it was a related party totaling $48,000, $96,000 and $174,000, respectively, for the six months ended June 30, 2006, and the years ended December 31, 2005 and 2004 and had an outstanding liability to Laerdal of $1,200 and $23,000, respectively, as of December 31, 2005 and 2004.

The Company has a services and support agreement with Banner Health Systems, a not-for-profit multi-hospital health care system located in Phoenix, Arizona, through December 31, 2007. Under this agreement Banner authorizes the services of certified emergency physicians at their regional medical center, provided the Company contracts directly with the physicians group. Fees for these services are contracted and billed directly by the physicians group. In connection with this service agreement, the Company is also leasing space from Banner. In September 2004, Banner sold the remaining shares it owned of the Company stock, at which time it ceased to be a related party. While it was a related party, for the year ended December 31, 2004, the Company paid rent of $16,000.

Three of the nine members of the Board of Directors are independent and eligible for director fees and stock options. Directors fees paid and stock options issued (see Note 12) were as follows:

Year ending December 31, 2006	$191,000 in payments; 130,000 in stock options

Year ending December 31, 2005	$53,000 in payments; 30,000 in stock options

Year ending December 31, 2004	$45,000 in payments; 200,000 in stock options

The Company had an outstanding liability to the Directors as follows:

December 31, 2006	$17,500

Note 11. 401(k) Plan

The Company has a 401(k) profit sharing plan, which covers substantially all United States based full-time employees over age 18. The plan provides for employee deferrals of up to 100% per pay period and employer matching contributions equal to 100% of employee deferrals, to a maximum of 3% and 50% of employee deferrals on the next 2% of deferrals not to exceed the annual limits established by IRS regulations. The Company’s contributions to the plan were as follows:

Year ending December 31, 2006	$168,000

Year ending December 31, 2005	$126,000

Year ending December 31, 2004	$70,000

Note 12. Stock Option Plan

The Company has implemented the Amended and Restated 1998 Key Employee Stock Option Plan (the “Plan”). The exercise price of the options, as well as the vesting period, is established by the Company’s board of directors. The options granted under the Plan have vesting periods that range from immediate vesting to vesting over five years. The lives of the options granted are ten years. Under the Plan the total number of options permitted is 15% of issued shares up to a maximum of 20,000,000 shares. As of December 31, 2006, 6,285,564 additional options remain that may be granted under the Plan. The options are exercisable for a period of 10 years and vest based upon years of service. There were 130,000, 1,820,000 and 1,150,000 options granted during the years ended December 31, 2006, 2005 and 2004, respectively. The 2005 option grants include the warrants granted to James E. Lara, as discussed below. The Company received $18,594 in cash proceeds for the exercise of 74,377 options for the year ended December 31, 2006, with no tax benefit realized for tax deductions.

On May 3, 2005 at the annual general meeting, a resolution was reached to issue James E. Lara, President and COO, 1,740,000 warrants (options) outside of the existing Plan. Each such warrant entitled the holder to subscribe for one fully paid ordinary share in the capital of the Company at an exercise price of $0.68 each, with 100% vesting at December 31, 2007 based upon achievement of the performance condition of $5.6 million in EBITDA at that date. The final exercise date available for the warrants was December 31, 2009. The options are included in the number outstanding noted below. A subsequent board resolution in January 2006 clarified the grant of these warrants to grant 580,000 immediately exercisable warrants, leaving a balance of 1,160,000 warrants that may be granted at a future date. This change is accounted for on the tables following as a forfeiture of the 1,160,000 warrants during the year ended December 31, 2006. The compensation expense recorded in fiscal 2006 for these warrants was $232,696.

The Company uses the Black-Scholes option pricing model to estimate the fair value of the stock-based awards with the following weighted-average assumptions:

	Year Ended
	December 31,
	2006	December 31,	December 31,
	Unaudited	2005	2004
Expected life of award	5 years	5 years	5 years
Volatility	70%	57%	60%
Risk-free interest rate	3%	3%	3%
Expected dividends yield	0%	0%	0%
Weighted average grant date fair value	$0.25	$0.31	$0.37

The assumptions above are based on multiple factors, including historical exercise patterns of employees in relatively homogeneous groups with respect to exercise and post-vesting employment termination behaviors, expected future exercising patterns for these same homogeneous groups and the implied volatility of the Company’s stock price.

A summary of stock option activity under the Plan is as follows:

			Weighted-Average
	Number of	Average	Remaining	Aggregate Intrinsic
	Shares	Exercise Price	Contractual Term	Value
Balance, December 31, 2003.	6,972,486	$0.34
Forfeited	(724,752)	0.55
Granted	1,150,000	0.75
Exercised	(1,588,445)	0.26

Balance, December 31, 2004	5,809,289	$0.41

Forfeited	(885,425)	0.60
Cancelled	(300,000)	0.58
Granted	80,000	0.55
Exercised	(2,445,857)	0.26

Balance, December 31, 2005	2,258,007	$0.48

Forfeited	(550,000)	0.49
Granted	130,000	0.42
Exercised	(74,377)	0.25

Balance, December 31, 2006	1,763,630	$0.48	5.6 years	$850,849

Exercisable at December 31, 2006	1,763,630	$0.48	5.6 years	$850,849

A summary of warrant activity is as follows:

			Weighted-Average
	Number of	Average	Remaining	Aggregate Intrinsic
	Shares	Exercise Price	Contractual Term	Value
Balance, December 31, 2004	—	—
Granted	1,740,000	0.68

Balance, December 31, 2005	1,740,000	$0.68
Forfeited	(1,160,000)	0.68

Balance, December 31, 2006	580,000	$0.68	3.0 years	$394,400

Exercisable at December 31, 2006.	580,000	$0.68	3.0 years	$394,400

The following table summarizes information about stock options and warrants outstanding at December 31, 2006:

	Options and Warrants Outstanding			Options and Warrants
				Exercisable
			Weighted
		Weighted	Average		Weighted
		Average	Remaining		Average
	Number	Exercise	Contractual	Number	Exercise
Range of Exercise Prices	Outstanding	Price	Life	Exercisable	Price
.25	803,630	$0.25	3.6 years	803,630	$0.25
.39	60,000	0.39	6.6 years	60,000	0.39
.40-.5099	200,000	0.44	8.5 years	200,000	0.44
.51-.7699	980,000	0.69	4.9 years	980,000	0.69
.77-1.00	300,000	0.85	5.9 years	300,000	0.85

	2,343,630			2,343,630

Note 13. Litigation

As previously disclosed in the Company’s 2005 Form 10-K, Best Dynamic Services Limited and Joan Sullivan Garrett entered into Letter Agreements (the “Letter Agreements”) dated December 17, 2005, which outlined mutual goals and strategies relating to the direction and control of the Company.  The Letter Agreements effected a standstill with respect to all lawsuits pending or threatened between any of the parties and their affiliates, including the action brought by the Company against certain of its shareholders in the United States District Court for the District of Arizona seeking declaratory relief and damages (the “Arizona Litigation”) and the action brought by certain of the Company’s shareholders against the Company and certain of its officers and directors seeking declaratory relief and damages (the “Nevada Litigation,” and together with the Arizona Litigation, the “Litigation”).

The Letter Agreements provided that when certain conditions were met, the parties would file stipulations of dismissal with prejudice regarding the Litigation, which stipulations were filed on March 6, 2006.  The Letter Agreements further provided that the two shareholders and their affiliates release each other and their respective affiliates and use their best efforts to cause MedAire and other shareholders to exchange releases.  The parties to the Arizona Litigation and the Nevada Litigation and several shareholders executed such releases on March 1, 2006.

Note 14. Acquisitions and Dispositions

Upon consummation of each acquisition the Company evaluates whether the acquisition constitutes a business. An acquisition is considered a business if it is comprised of a complete self-sustaining integrated set of activities and assets consisting of inputs, processing applied to those inputs and resulting outputs to generate revenues. For a transferred set of activities and assets to be a business, it must contain all the inputs and processes necessary for it to continue to conduct normal operations after the transferred asset is separated from the transferor, which includes the ability to sustain a revenue stream by providing its outputs to customers. A transferred set of activities and assets fails the definition of a business if it excludes one or more significant items such that it is not possible for the set to continue normal operations and sustain a revenue stream by providing its products and/or services to customers.

During the year ended December 31, 2004, the Company made the acquisition of Medical Advisory Services (“MAS”) discussed below. The business acquisition was accounted for as a purchase business combination with the operations of the business included subsequent to the acquisition date. The allocation of the purchase price was generally based upon management’s estimates of the discounted future cash flows.

2006 Business Disposition

Since late 2005, the Company pursued the sale of its Global Doctor network of medical clinics consisting of eight western-standard medical clinics in Asia, operating under the name Global Doctor. There were six facilities in China, one in Bangkok, Thailand and one in Jakarta, Indonesia. Although the Global Doctor clinic network had steadily grown its revenue, the operations were unable to reach the break-even point in the three years the Company owned and operated the network. The Company was uncertain as to the network’s ability to reach the break-even point in future years and, therefore, decided that selling the clinics and entering into preferred provider agreements with the new owners would be in the best interests of the Company’s clients and shareholders. During the year ended December 31, 2006, the Company completed the sale of the medical clinics as discussed below.

At December 31, 2006, a small amount of liabilities remain which relate to the disposal of the clinics and final wrap up of the financial affairs of the Global Doctor subsidiary.

The Company entered into a Share Sale Agreement on June 5, 2006 for the sale of six medical clinics in China for a sales price of $315,000. The sale was completed and the balance of the sales proceeds of $315,000 was received by the Company on June 23, 2006.

The Company entered into a Sale and Purchase of Shares Agreement on June 14, 2006 for the sale of the medical clinic in Jakarta, Indonesia. On July 28, 2006 a new sale and purchase of shares agreement was executed which included a sales price of $161,000. The sale was completed on August 3, 2006 and the Company received $50,000 in cash and a note receivable for $111,000 due in 24 monthly installments beginning September 1, 2006, plus interest at an annual rate of 6%. The note is secured by a personal guarantee and a pledge of the shares purchased. As of December 31, 2006, the remaining balance of the note receivable was $89,000.

The Company entered into an agreement for the sale of the assets at the clinic in Bangkok, Thailand for $20,000. The sale was completed August 31, 2006, and proceeds were received in September 2006.

As a result of the three sales, the Company recorded total pre-tax losses of $787,816 for year ended December 31, 2006, to recognize the net assets and cumulative foreign currency translation losses in excess of the sales proceeds and note receivable and estimated costs to wrap up all the financial affairs of the Global Doctor operations.

The loss on sale of subsidiary in the consolidated statement of operations included accrued expenses of approximately $568,000 during the year ended December 31, 2006, for the estimated costs to exit the Global Doctor operations. The remaining liability at December 31, 2006 of $88,759 is expected to be paid during the first half of 2007.

In accordance with FAS 146 “Accounting for the Costs Associated with Exit or Disposal Activities”, a summary of the liability and charges for the estimated costs to exit the Global Doctor operations is as follows:

	Workforce	Other
	Reduction	Exit Costs	Total
Liability as of December 31, 2005	$—	$—	$—
Accrued expenses to the loss on sale of subsidiary............	158,686	56,575	215,261
Payments.........................................................	(141,126)	(59,039)	(200,165)
Adjustments to the loss on sale of subsidiary..................	(61)	73,724	73,663
Remaining liability as of December 31, 2006 unaudited.....................	$17,499	$71,260	$88,759

The following table summarizes the financial performance of the Global Doctor clinic operations for the years ended December 31, 2006, 2005 and 2004, respectively:

	2006
	unaudited	2005	2004
Revenues from external customers	$1,728,521	$3,326,480	$2,784,681
Intersegment revenues	112,979	267,829	347,843
Pre-tax loss	(378,903)	(258,641)	(597,988)

In December 2005, in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144), the assets and liabilities of this subsidiary were classified as held for sale on the balance sheet. The carrying amount of the major classes of assets and liabilities included as held for sale were as follows:

December 31,
2005

Assets:
Cash and cash equivalents	$133,927
Accounts receivable	280,102
Inventory	31,165
Prepaids and other current assets	55,931
Goodwill	132,199
Equipment and leasehold improvements, net	263,361
Identifiable intangibles, net	349,143
Deposits	19,924
Held for Sale – Assets	$1,265,752

Liabilities:
Accounts payable	$137,559
Accrued expenses	354,655
Notes payable	—
Current portion of deferred revenue	45,218
Held for Sale – Liabilities	$537,432

The long-lived assets are reported in the Global Doctor segment in Note 9 of the financial statements.

2004 Business Acquisition

In April 2004, the Company acquired substantially all of the assets of the Medical Advisory Services (“MAS”) division of Digital Angel Corporation for $386,005. MAS provided medical advisory services to the commercial maritime industry. The acquisition has been accounted for as a purchase and constitutes a business under Emerging Issues Task Force 98-3, “Determining Whether a Transaction Is an Exchange of Similar Productive Assets or of a Business Combination,” (“EITF 98-3”).

The aggregate purchase price of $386,005 was assigned as follows:

Non-compete agreement (5 year life)	$150,000
Customer list (5 year life)	195,000
Other intangibles (1-5 year lives).	75,000
Inventory	39,991
Deferred revenue	(73,986)

$386,005

The Company evaluated the transferred set of activities, assets, inputs, outputs and processes associated with this acquisition and determined that it constituted a business. As such, the Company accounted for this acquisition as a business combination in accordance with SFAS 141. The Company achieved entrance into the Commercial Maritime market which supported its recorded value.

The following table illustrates the effects on the consolidated statement of operations for the year ended December 31, 2004 had the results of MAS been included in this reporting periods from the beginning of January 1, 2004 (MAS is a market within Company operations and although revenues are tracked separately, the Company does not track costs in this manner, nor is the information readily available. Therefore, information is only included through March 2004 as obtained from Digital Angel Corporation.):

	$000’s
		MAS	Proforma
Period Ended December 31, 2004	MedAire	(Unaudited)	(Unaudited)
Revenues	$25,358	$352	$25,710
Net (loss) income	(1,022)	41	(981)
Loss per share	(0.02)	(0.01)	(0.02)

Note 15. Accrued Expenses

Accrued expenses for the years ended December 31, 2006 and December 31, 2005 are as follows:

	December 31,
	2006	December 31,
	unaudited	2005
Accrued GlobaLifeline expenses	$550,628	$666,711
Accrued rent	222,066	232,132
Accrued salaries	157,466	148,670
Accrued Garden Leave expenses (Note 7)	442,473	—
Accrued commission and incentive compensation	565,678	208,973
Accrued accounting fees	88,598	49,197
Accrued Global Doctor final shut-down expenses (Note 14)	87,647	—
Accrued other operating expenses	356,677	537,017
Accrued customer overpayments	363,441	187,750
Total Accrued Expenses	$2,834,674	$2,030,450

Note. 16. Quarterly Financial Data (unaudited)

	First	Second	Third	Fourth
(in 000’s, except for share and per share data)	Quarter	Quarter	Quarter	Quarter	Full Year
Fiscal 2006

Net revenues	$7,420	$7,555	$7,726	$7,448	$30,149
Gross profit	2,424	2,719	3,382	3,327	11,852
Operating loss	(1,189)	(749)	349	834	(755)
Net (loss) income	$(1,184)	$(1,344)	$129	$799	$(1,600)
Earnings per common share:
Basic	$(0.02)	$(0.02)	$0.00	$0.02	$(0.03)
Diluted	$(0.02)	$(0.02)	$0.00	$0.02	$(0.03)

Weighted average number of common shares:
Basic	57,453,583	57,494,370	57,527,960	57,527,960	57,500,968
Diluted	57,453,583	57,494,370	57,845,868	58,034,761	57,500,968

	First	Second	Third	Fourth
(in 000’s, except for share and per share data)	Quarter	Quarter	Quarter	Quarter	Full Year
Fiscal 2005

Net revenues	$6,549	$7,500	$7,141	$7,173	$28,363
Gross profit	2,331	2,421	2,665	2,565	9,982
Operating loss	(212)	(203)	(72)	(203)	(690)
Net (loss) income	$(213)	$(201)	$(59)	$78	$(395)
Earnings (loss) per common share:
Basic	$0.03	$0.00	$0.00	$0.00	$(0.01)
Diluted	$0.03	$0.00	$0.00	$0.00	$(0.01)

Weighted average number of common shares:
Basic	55,444,259	56,485,245	57,401,138	57,453,583	56,705,004
Diluted	55,444,259	56,485,245	57,401,138	58,140,715	56,705,004